March 12, 2004

Intelsat, Ltd.,
        North Tower, 2nd Floor,
                 90 Pitts Bay Road,
                      Pembroke HM 08, Bermuda.

Ladies and Gentlemen:

     As counsel to Intelsat, Ltd. (the “Company”) in connection with the issuance of up to $500,000,000 aggregate offering price of the Company’s ordinary shares pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions set forth under the heading “Tax Considerations — United States Taxation of Holders” therein is our opinion, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations — United States Taxation of Holders” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP